Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-277750) on Form S-3 and (No. 333-281825) on Form S-8 of our reports dated February 26, 2026, with respect to the consolidated financial statements of National Storage Affiliates Trust and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Denver, Colorado
February 26, 2026